Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Amended and Restated 2004 Stock Incentive Plan of Capital Lease Funding, Inc. and to the incorporation by reference therein of our report dated March 8, 2005, with respect to the consolidated balance sheet as of December 31, 2004 of Capital Lease Funding, Inc. and the related statements of income, stockholders’ equity/members’ capital and cash flows for each of the two years ended December 31, 2004, included in its Annual Report (Form 10-K) for the year ended December 31, 2005, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

New York, New York
September 19, 2006